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                                                              EXHIBIT 99
                                                              ----------

                                     PRESS RELEASE
                        ---------------------------------------
                        TELECOMM INDUSTRIES BOARD OF DIRECTORS
                        APPOINTS NEW CEO AND RE-ELECTS CHAIRMAN


        NAPERVILLE, ILL.--July 15, 1999--Telecomm Industries Corp. (OTC BB:TCMM) announced that Chairman and Chief Executive Officer James Lowery will step down as chief executive officer but continue to serve the company as chairman of the board.

        Lowrey will focus all of his efforts on the future strategic direction of the company in the rapidly changing communications arena. Lowery, who has over 20 years experience in the communications industry commented, "There is so much opportunity in the marketplace, I can better serve our shareholders in this new role, as well as generate substantial opportunity for the company. We have just finished a very profitable second quarter, which enables me to spend more time on new business opportunities. One example of these new opportunities is the Ameritech/SBC merger, where we must spend significant time and energy establishing a presence in the SBC states."

        Paul J. Satterthwaite, who currently serves as a director, secretary and vice-president of the company, has been named chief executive officer, reporting to Lowery and the rest of the board. Satterthwaite commented, "I am very pleased to be trusted with this responsibility. I am confident in not only my own abilities, but also in the skills of those around me. I look towards a bright and profitable future for Telecomm Industries."

        Telecomm Industries Corp. is one of the nation's largest distributors of voice and data services for Ameritech, BellSouth and GTE. Telecomm combines these services with products from world class manufacturers to provide single source telecommunications and computing solutions to its business customers. Telecomm Industries specializes in being the single provider of the customer's total communication needs.

        Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Reference is made to the company's filings with the Securities and Exchange Commission, including the company's annual report for fiscal 1998 on Form 10-KSB and the company's quarterly report for the first quarter of 1999 on Form 10-QSB. Investors should read this release in conjunction with these filings for a description







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   of these and other factors that could cause actual results to differ materially from those in the forward-looking statements.

   CONTACT:

        TELECOMM INDUSTRIES CORP.
        DAVE GRUBER, 330/963-0566